INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Rofin-Sinar Technologies, Inc.:

We consent to the inclusion and incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-113031) of Rofin-Sinar Technologies, Inc. of our report dated November 1, 2003 relating to the consolidated balance sheets of Rofin-Sinar Technologies, Inc. and subsidiaries as of the end of fiscal years 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the fiscal years 2003, 2002, and 2001, which report appears in the fiscal 2003 annual report on Form 10-K of Rofin-Sinar Technologies, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective October 1, 2002.

We also consent to the references to our firm under the heading "Experts" in this Registration Statement.

/s/ KPMG LLP


Detroit, Michigan
March 8, 2004